Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Allied Esports Entertainment, Inc. (“AESE”) on Form S-3 (File Nos. 333-233856 and 333-248696) and in the Registration Statements of AESE on Form S-1 (File Nos. 333-220516, 333-220815, 333-237977 and 333-239584) and in the Registration Statement of AESE on Form S-8 (File No 333-239984) of our report, with respect to our audits of the consolidated financial statements of Allied Esports Entertainment, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Allied Esports Entertainment, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Melville, NY

May 26, 2022